Exhibit 10.5

SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT TO RIGHTS AGREEMENT dated August 20, 2007 (the “Second Amendment”), is between WCI Communities, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used but not defined in this Second Amendment shall have the meanings assigned to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of January 30, 2007 (the “Rights Agreement”); and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement; and

WHEREAS, each of the Company and the Rights Agent has duly authorized the execution and delivery of this Second Amendment and has done all things necessary to make this Second Amendment a valid agreement of the Company and the Rights Agent, respectively. This Second Amendment is entered into pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to the Definition “of Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) is hereby amended and restated in its entirety to read in full as follows:

“Acquiring Person” shall mean any Person (as defined below) who or which shall be the Beneficial Owner (as defined below) of 25% or more of the shares of Common Stock then outstanding, but shall not include an Exempted Entity (as defined below); provided, however, that if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Rights Agreement unless and until such Person shall have failed to divest itself, as soon as practicable, if the Company so requests, of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”. Notwithstanding the foregoing, no Person shall be deemed an “Acquiring Person” as the result of (i) acquiring Beneficial Ownership, whether immediately, on a deferred basis or through the passage of time, of shares of Common Stock in connection with the issuance by the Company of shares of Common Stock or other securities exercisable or convertible into shares of Common Stock, whether immediately, on a deferred basis or through the passage of time, which are part of an offering made by the Company to all shareholders, including but not limited to, a rights offering, or (ii) an acquisition of shares of Common Stock by the Company which, by reducing or increasing the number of shares outstanding, as they case may be, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of

25% or more of the shares of Common Stock then outstanding as a result of such an issuance by the Company or as a result of such an acquisition by the Company and thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person,” subject to the proviso set forth in the first sentence of this Section 1(a), unless upon the consummation of the acquisition of such additional shares of Common Stock such Person does not Beneficially Own 25% or more of the shares of Common Stock then outstanding. The phrase “then outstanding”, when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.

2. Amendment of the definition of “Exempted Entity”. The definition of “Exempted Entity” in Section 1(g) is hereby amended and restated in its entirety to read in full as follows:

“Exempted Entity” shall mean (1) the Company, (2) any Subsidiary (as defined below) of the Company (in the case of subclauses (1) and (2) including, without limitation, in its fiduciary capacity), (3) any employee benefit plan of the Company or of any Subsidiary of the Company and (4) any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company.

3. Deletion of the definition of “HW Entity”. The defined term “HW Entity” in Section 1(h) is hereby deleted and amended and restated in its entirety to read in full as “[Intentionally omitted]”.

4. Amendment to Section 3 “Issuance of Rights Certificate”. The percentage number “15%” after the words “Beneficial Owner of” in clause (a)(ii) of Section 3 is hereby amended to “25%”.

5. Authority. The execution and delivery of this Second Amendment has been duly and validly authorized and approved by each of the parties hereto, and no other proceedings (corporate or otherwise) on the part of the parties hereto are necessary to authorize this Second Amendment. This Second Amendment has been duly and validly executed and delivered by each of the parties hereto and constitutes a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms.

6. Governing Law. This Second Amendment shall be governed by and construed in accordance with Delaware law.

7. Counterparts. This Second Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Second Amendment to the Rights Agreement to be duly executed and attested, all as of the date first written above.

Attest:		WCI COMMUNITIES, INC.

By:	/s/ James D. Cullen	By:	/s/ Jerry Starkey
Name:	James D. Cullen	Name:	Jerry Starkey
Title:	Vice President	Title:	President and Chief Executive Officer

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Suzanne Schaming	By:	/s/ Katherine Anderson
Name:	Suzanne Schaming	Name:	Katherine Anderson
Title:	Corporate Counsel	Title:	Managing Director